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                                   Exhibit 23







                          INDEPENDENT AUDITORS' CONSENT


We consent to incorporation by reference in the registration statement no. 33-53769 on Form S-8 of The Newhall Land and Farming Company of our report dated April 30, 1999, relating to the statements of net assets available for plan benefits with fund information of The Newhall Land and Farming Company Employee Savings Plan as of December 31, 1998 and 1997 and the related statements of changes in net assets available for plan benefits with fund information for each of the years in the two-year period ended December 31, 1998 and all related schedules, which report appears in the December 31, 1998 annual report on Form 11-K of The Newhall Land and Farming Company Employee Savings Plan.



/ S / KPMG LLP
June 25, 1999